Exhibit 99.1

LINN ENERGY, LLC

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2008

INDEX

Financial Information	Page Number
Unaudited Pro Forma Condensed Consolidated Statement of Operations	2
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations	3

LINN ENERGY, LLC

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Nine Months Ended September 30, 2008

	Linn Energy Historical	Mid- Continent IV Historical	Pro Forma Adjustments		Linn Energy Pro Forma
	(in thousands, except per unit amounts)
Revenues and other:
Oil, gas and natural gas liquid sales	$672,092	$9,273	$—		$681,365
Loss on oil and gas derivatives	(293,780)	—	—		(293,780)
Natural gas marketing revenues	11,056	—	—		11,056
Other revenues	1,682	—	—		1,682
	391,050	9,273	—		400,323
Expenses:
Operating expenses	139,732	—	—		139,732
Natural gas marketing expenses	9,738	3,308	—		13,046
General and administrative expenses	56,093	—	—		56,093
Data license expenses	2,475	—	—		2,475
Bad debt expenses	1,436	—	—		1,436
Depreciation, depletion and amortization	146,210	—	1,304	a	147,539
			25	b
	355,684	3,308	1,329		360,321
Other income and (expenses), net	(96,716)	—	(3,267)	c	(100,346)
			(363)	d
Income (loss) from continuing operations before income taxes	(61,350)	5,965	(4,959)		(60,344)
Income tax provision	(1,047)	—	—	e	(1,047)
Income (loss) from continuing operations	(62,397)	5,965	(4,959)		(61,391)

Discontinued operations:
Gain on sale of assets	161,120	—	—		161,120
Income from discontinued operations, net of taxes	12,387	—	—		12,387
Net income from discontinued operations	173,507	—	—		173,507
Net income (loss)	$111,110	$5,965	$(4,959)		$112,116

Net loss per unit – continuing operations:
Units – basic	$(0.55)				$(0.54)
Units – diluted	$(0.55)				$(0.54)
Net income per unit – discontinued operations:
Units – basic	$1.52				$1.52
Units – diluted	$1.52				$1.52
Net income per unit:
Units – basic	$0.97				$0.98
Units – diluted	$0.97				$0.98
Weighted average units outstanding:
Units – basic	114,111				114,111
Units – diluted	114,111				114,111

The accompanying notes are an integral part of this unaudited pro forma condensed consolidated statement of operations.

LINN ENERGY, LLC

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENT OF OPERATIONS

1. Basis of Presentation

Linn Energy, LLC (“Linn Energy” or the “Company”) completed the acquisition of oil and gas properties from Lamamco Drilling Company (“Lamamco”) on January 31, 2008 (referred to as the “Mid-Continent IV” acquisition or “Mid-Continent IV Assets”).

The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2008 is derived from:

•	the historical consolidated financial statements of Linn Energy; and
•	the historical statements of revenues and direct operating expenses of the Mid-Continent IV Assets acquired from Lamamco.

The unaudited pro forma condensed consolidated statement of operations gives effect to the Mid-Continent IV acquisition as if the transaction had occurred on January 1, 2008.  The transaction and the related adjustments are described in the accompanying notes.  In the opinion of Company management, all adjustments have been made that are necessary to present fairly, in accordance with Regulation S-X, the pro forma condensed consolidated financial statement.

The unaudited pro forma condensed consolidated statement of operations is presented for illustrative purposes only, and does not purport to be indicative of the results of operations that would actually have occurred if the transactions described had occurred as presented in such statement or that may be obtained in the future.  In addition, future results may vary significantly from the results reflected in such statement due to factors described in “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and elsewhere in the Company’s reports and filings with the Securities and Exchange Commission (“SEC”).

The following unaudited pro forma condensed consolidated statement of operations should be read in conjunction with the historical consolidated financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2008.

2. Acquisition Date

The Mid-Continent IV acquisition was completed on January 31, 2008 for a contract price of $552.2 million.

3. Purchase Price Allocation

The following table presents the purchase accounting:

Mid- Continent IV
(in thousands)

Cash	$537,124
Estimated transaction costs	635
537,759
Fair value of liabilities assumed	4,029
Total purchase price	$541,788

LINN ENERGY, LLC

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENT OF OPERATIONS - Continued
The following table presents allocation of the purchase price to the assets acquired and liabilities assumed based on estimates of fair value:

Mid- Continent IV
(in thousands)

Current assets	$1,811
Oil and gas properties	537,868
Property, plant and equipment	2,109
$541,788

The purchase price and purchase price allocation above are based on reserve reports, published market prices and estimates by management.  The most significant assumptions are related to the estimated fair values assigned to proved oil and gas properties.  To estimate the fair values of these properties, the Company utilized estimates of oil and gas reserves.  The Company estimated future prices to apply to the estimated reserve quantities acquired, and estimated future operating and development costs to arrive at estimates of future net revenues.  The Company also reviewed comparable purchases and sales of oil and gas properties within the same regions.

4. Pro Forma Adjustments

The Company’s historical results of operations include the results of the Mid-Continent IV Assets effective January 31, 2008.  The pro forma statement of operations includes adjustments to reflect the acquisition as if it had occurred on January 1, 2008.  The unaudited pro forma condensed consolidated financial statement has been adjusted to:

a.
record incremental depreciation, depletion and amortization expense, using the units-of-production method, related to acquired oil and gas properties, and depreciation over estimated useful lives from three to 20 years using the straight-line method for acquired property, plant and equipment

b.	record accretion expense related to asset retirement obligation on oil and gas properties acquired

c.
record interest expense associated with debt of approximately $533.7 million incurred to fund the purchase price; the assumed interest rate was 7.35%; a 1/8 percentage change in the assumed interest rate would result in an adjustment of $56,000 to pro forma net income

d.	record incremental amortization of deferred financing fees associated with credit facilities entered into to fund the acquisition

e.
The Company and its subsidiaries that own interests in pipelines, gas plants and oil and gas properties, including the Mid-Continent IV oil and gas properties, are treated as a partnership for federal and state income tax purposes.  Accordingly, no recognition has been given to federal and state income taxes in the accompanying unaudited pro forma condensed consolidated financial statement.

5. Subsequent Event

In October 2008, the Board of Directors of the Company authorized the repurchase of up to $100.0 million of the Company’s outstanding units.  The Company may purchase units from time to time on the open market or in negotiated purchases.  The timing and amounts of any such repurchases will be at the discretion of management, subject to market conditions and other factors, and will be in accordance with applicable securities laws and other legal requirements.  The repurchase plan does not obligate the Company to acquire any specific number of units and may be discontinued at any time.